Exhibit 2.32

BID SHEET & JOB SPECIFICATIONS

C O N T R A C T    N O .    5 0 1 - 3 6 1

This agreement is made and entered into this day 9th of January of 2011 by and between MAJOR DRILLING DE MEXICO, S.A. DE C.V. (hereinafter called CONTRACTOR), and KIMBER RESOURCES DE MEXICO, S.A. DE C.V. (hereinafter called COMPANY).

In consideration of the mutual promises, payments and agreements herein contained and other valuable consideration, the parties hereto agree as follows:

I.GENERAL INFORMATION:

A.	PROJECT NAME:	MONTERDE
B.	LOCATION:	MONTERDE, CHIHUAHUA
C.	CORE DIAMETER:	HQ, NQ
	RC DIAMETER:	5
D.	MAXIMUM HOLE DEPTH:	RC 300 METERS
Core 750 Meters
E.	COMMENCEMENT:	JANUARY 2011
F.	PROPOSED METERAGE:	30,000 MTS, SUBJECT TO THE PROVISIONS OF SECTION IV. O.

II. SCHEDULE OF RATE

A. MOBILIZATION AND DEMOBILIZATION:

1) The term Mobilization shall apply to all time consumed and all costs involved for transporting, men and equipment from CONTRACTOR'S Hermosillo Office to the specified unload point at the start of the job.

2) The term Demobilization shall apply to all time consumed and all cost involved for transporting men and equipment from the specified load point to CONTRACTOR'S Hermosillo Office at the end of the job.

3) Total cost of Mobilization will be accomplished for the lump sum of $ 4,000.00 per drill unit.

4) Total cost of Demobilization will be accomplished for the lump sum of $ 4,000.00 per drill unit.

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B. METERAGE RATES:

RC		CORE: HQ, NQ
0-150 MTS.	$51.00	0-250 MTS.	$81.00
150-300 MTS	$54.00	250-500 MTS	$86.00
		500-750 MTS	$91.00

*Subject to the provisions of Section IV. 0., the rates quoted in this proposal are fixed for 6 months from the date of this contract. The parties hereto shall review the schedule of rates after 6 months, and after each subsequent 3 month interval, and the parties hereby agree that rates will be increased or decreased at such times to reflect any demonstrated increases or decreases in the Contractor's costs in relation to labor, fuel and/ or rods and casing. Should the parties be unable to agree on said price increased the Contractor shall have the right, on thirty (30) days written notice, to terminate the contract. Nothing herein shall effect the obligations of the parties already incurred to the date of termination, including the obligation of COMPANY to pay for work undertaken by CONTRACTOR to that date, or the obligation of COMPANY to pay applicable demobilization costs.

C. HOURLY RATES:

	RC	CORE
1. Standby rate w/crew:	$175.00	$110.00
2. Hole Stabilization Rate:	$175.00	$110.00
3. Moving, tear down, set up:	$175.00	$110.00
4. Setting / Pulling casing:	$175.00	$110.00
5. Reaming Rate:	$175.00	$110.00
6. Lay and remove and maintenance of water line over 500 meters:		$110.00
7. Re-entry Rate:	$175.00	$110.00
8. Fishing Rate:	$175.00

D. TIME AND EQUIPMENT CHARGES:

1. CONTRACTOR will supply water trucks at $400.00 per day per truck at COMPANY'S request. COMPANY will be responsible if a third-party water hauler is utilized.

2. CONTRACTOR will supply Room and Board for their crew at no extra cost to the COMPANY.

3. Reflex test will be charged at $100.00 per test plus the monthly rental rate of $3,500.00.

4. The CONTRACTOR will provide a Booster and auxiliary compressor for RC drilling at a cost of $150.00 per hour when working plus a monthly rental rate of $5,000.00 per unit.

5. CONTRACTOR will provide a tractor for drill moves at no charge to the COMPANY, however should the COMPANY request the TRACTOR for additional work such as building drill sites or roads and CONTRACTOR agrees the Tractor will be charged at $110.00 per Hour

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6. All Fuel for the drill rigs and ancillary equipment to be operated by CONTRACTOR shall be supplied by CONTRACTOR, at CONTRACTOR's Cost

E. MATERIALS

1. Drilling muds, mud additives, Core boxes and sample bags will be invoiced to the COMPANY at cost plus 15%.

2. Compensation for abandoned and/or broken drill pipe and/or drill tools: Loss of drill rods, down hole tools and casing due to driller's error shall be paid for by CONTRACTOR. In the event that loose and caving material are encountered that may prevent the successful completion of a hole, the CONTRACTOR'S on-site personnel shall notify the COMPANY'S on-site representative. Following such notification, if the COMPANY elects to continue drilling the hole, the COMPANY will assume responsibility for payment of the cost of all in-hole drill rods, down hole tools and casing, at list price F.O.B. job site.

3. All Diamond bit charges in excess of $9.00 per meter will be invoiced to the COMPANY.

4. RC Bits have been averaged at 200 meters per bit, if the meter rate average is less than 200 meters, the difference will be charged to the COMPANY at cost plus 15%.

F. EQUIPMENT AND WORKING SCHEDULE

CONTRACTOR will supply the following equipment:

1.	Drill rigs:	Track Mounted Major 50
Prospector 750
Track Mounted Explorer

2.	Vehicles:	Tractors and Trucks are as required

3.	Wireline rods and RC hammer, bits, hand tools and accessories are as required.

4.	Wireline rods and core barrels, casing bits, hand tools and accessories are as required.

CONTRACTOR will assign the crews to this project and operate the above listed equipment 24 hours per day when core drilling and 12 hours per day when RC drilling, until the project is completed.

III. COMPANY AGREES TO PROVIDE:

A. The right of ingress and egress for all drill locations.

B. Access roads, clearing of drill sites.

C. Adequate water source.

IV. GENERAL TERMS

Commencement of this drilling program is subject to the availability of the equipment contemplated for this drilling and satisfactory credit arrangement. If a deposit is required, the CONTRACTOR undertakes to pay the interest rate of 2% per annum on the amounts held, payable by CONTRACTOR to COMPANY at the end of

Contract#501-358

this contract, subject to the following. The payment of interest shall only apply to periods when payment terms are not in default, and interest will not be so calculated or paid in relation to any period where payments are in default. Should there be an outstanding unpaid balance owing by COMPANY to CONTRACTOR at the end of this contract, after the application of any remaining deposit, then interest will be applied to that balance, with any remainder to be paid to COMPANY.

B. CONTRACTOR will complete a daily drill report summarizing each day's activities. COMPANY'S and CONTRACTOR'S representatives at the drill site will agree to the quantities shown on this report on a daily basis. The billing for services rendered will be based on the quantities shown on the daily drill log agreed to by COMPANY'S and CONTRACTOR'S representatives.

C. CONTRACTOR will provide an invoice based on the rates set out in Section II for services rendered twice per month, following the period of work and/or at the conclusion of the total job, and the invoice will be due upon receipt of the invoice by the COMPANY. Invoices unpaid 30 days after date of COMPANY'S receipt of the invoice will be subject to a delinquency charge of 1 3/4 percent per month, compound monthly.

D. This agreement is based on wage scales and benefits which meet all minimum wage law requirements, should project specification or job location dictate any other minimums, or use of union labor, CONTRACTOR reserves the right to re-negotiate this agreement.

E. CONTRACTOR shall not be liable for any delays or damage caused by acts of GOD, strikes, or any order of court of competent jurisdiction prohibiting, directly or indirectly, CONTRACTOR in whole or in part, from performing its contractual obligations. Any delays due to the above causes shall not be deemed to be a breach or failure to perform this agreement or any part thereof.

F. Should CONTRACTOR not be able to complete this assignment on a continuous basis, the applicable standby rate will apply for the duration of the interruption.

G. CONTRACTOR will pay for, and keep in force, the following insurance: Workmen's Compensation Insurance Coverage at statutory limits, as prescribed by applicable law; Comprehensive General Liability Insurance Coverage of not less than $5,000,000, inclusive; Automobile liability insurance Coverage of not less then $1,000,000 inclusive. Company will be added as an additional named insured on CONTRACTOR'S insurance policies, but only with regard to the actions of CONTRACTOR and COMPANY shall be given a certificate of insurance confirming the coverage within 30 days of signing this agreement.

H. CONTRACTOR will indemnify, hold harmless, and defend COMPANY from and against all damages, losses, expenses (including reasonable attorney's fees), and liabilities arising out of claims, suits or judgments for damages to or loss of property or for injury to or death of any person or persons caused by the negligence or willful misconduct of CONTRACTOR, its employees, and representatives

I. The CONTRACTOR shall comply at its own expense with all laws, ordinances, rules , safety and other regulations and industry practices affecting, relating to or with respect to the conduct of the Work and shall bear all cost arising from any violation thereof. In particular, and without limiting the generality of the foregoing the CONTRACTOR shall comply with all laws, regulations ordinances and rules concerning environmental protection, forest fire prevention and sanitation in the bush and safety. The CONTRACTOR agrees to indemnify and hold harmless the COMPANY it's directors, officers, employees and representatives from and against any and all claims, demands, losses, damages or expenses incurred or suffered as a result of the CONTRACTOR'S failure to comply with or its breach of any such laws, regulation, ordinances, rules, permits or licenses. CONTRACTOR will supply Port-a-Potties at drill sites, the cost of which will be charged to the COMPANY at cost plus 10%.

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J. COMPANY will indemnify, hold harmless and defend CONTRACTOR from and against all damages, losses, expenses (including reasonable attorney's fees), and liabilities arising out of claims, suits or judgments or damages to or loss of property of for injury to or death of any person or persons caused by the negligence or willful misconduct of COMPANY, its employees, and representatives.

K. CONTRACTOR and its employees will consider this project as confidential and will not disclose any information or show any samples concerning this project to unauthorized third parties without the prior written consent.

L. The CONTRACTOR represents that all it's employees and subcontractors if any, are trained and certified in health and safety requirements of the designated work at the least to the degree required by law of the operating jurisdiction. The CONTRACTOR will provide the COMPANY with its protocol for emergency response plan specific to the work site relevant to this contract which will be clear and concise. Hard hats, steel toed boots and safety glasses will be worn by all CONTRACTOR'S personnel while performing the Work. The COMPANY retains the right to either remove CONTRACTOR'S employees from the job site who do not use the personal safety equipment without financial penalty to the COMPANY or to place the drilling operation on stand by at no charge to the COMPANY until the safety issue is resolved to both party's satisfaction. The COMPANY maintains the right to remove a CONTRACTOR'S supervisor who does not maintain a safe work environment without financial penalty to the COMPANY. The CONTRACTOR and its employees shall immediately report any unsafe condition or health, safety or environmental incident to be designated representative of the COMPANY and supply all documentation requested by the COMPANY in the regards to the incident.

M. The CONTRACTOR agrees to conduct the Work in an environmentally sound manner. Fuels, oils, and drilling chemicals will be properly contained, stored, and transported to prevent spills. The CONTRACTOR will be responsible for the clean up of any spills of fuels and oils to a level acceptable to the COMPANY, and the CONTRACTOR agrees to notify the COMPANY'S representative in the event of a spill involving more than 20 liters of fuel or oil. All sites will be cleaned up prior to moving to a different location. Normal clean up will include:

Removal of all garbage, cans, drums, hoses, pipe and other such items;

Back filling of all sumps and settling ponds after natural percolation has taken place (the cost of digging and back filling of the sumps will be charged to the COMPANY); and

The scraping off and proper disposal of all oil soaked soil at an approved site (burial of oil contaminated soil is a violation and burning of waste of any type is prohibited).

N. CONTRACTOR undertakes that the work provided for this contract shall be performed by it in a good workman-like manner, with properly functioning and operable equipment; a competent work force and generally accepted drilling industry standards and practices.

O. Company intends to drill a minimum of 30,000 meters, however notwithstanding that intention, if the proposed minimum of 30,000 meters to be drilled hereunder is not completed by June 30, 2011, or, if earlier than June 30, 2011, such time as the drilling is concluded and the drills demobilized, and the failure to complete said meterage is not the fault of CONTRACTOR, COMPANY shall pay to CONTRACTOR any amounts unpaid based upon the revised meterage rates set forth in Schedule "A" hereto for each meter drilled by CONTRACTOR.

P. The CONTRACTOR, its directors, officers, agents and employees, will not trade in COMPANY'S shares at any time such person is in possession of material undisclosed information relating to COMPANY .

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V. EXPLANATION OF CHARGEABLE ITEMS

A. HOURLY RATES: Hourly rates apply when circumstances or conditions occur such as are itemized 1 to 8 on page 2 item C. No hourly charge will apply to down time that results from CONTRACTOR equipment breakdown.

B. STANDBY: Shall be any interruption in the operation which is not directly caused by a failure of the CONTRACTOR equipment or personnel. It shall specifically apply to all time that operations are suspended by COMPANY or their representatives, clients or other sub contractor's.

C. MOBILIZATION AND DEMOBILIZATION: Unless otherwise stated, mobilization and demobilization rates will always be calculated to and from CONTRACTOR'S offices in Hermosillo, Sonora to the specified truck unload at the start of the contract and the specified load point at the completion of the contract.

D. PRIVILEGE TAXES: In those and/or local government entities which require CONTRACTOR to pay a percentage of gross contracting revenue as a privilege (sales) tax. Such tax will be passed on to the COMPANY as a separate item on the regular invoicing.

NOTE: ALL RATES ARE, AND INVOICES ARE TO BE PAID, IN U.S. DOLLARS
In witness whereof the parties hereto have caused this agreement to be executed as of the day and year first above written on the title page.

/s/ Gordon Cumming
BY: EDWARD WIEBE		BY: GORDON CUMMING
TITLE: BRANCH MANAGER		TITLE: PRESIDENT
COMPANY:	MAJOR DRILLING DE MEXICO, S.A. DE C.V.	COMPANY:	KIMBER RESOURCES DE MEXICO, S.A. DE C.V.

Schedule "A"

Drilling Rates

If the proposed minimum of 30,000 meters to be drilled under the contract is not completed by June 30, 2011, or, if earlier than June 30, 2011, such time as the drilling is concluded and the drills demobilized, and the failure to complete said meterage is not the fault of CONTRACTOR, COMPANY shall pay to CONTRACTOR any amounts unpaid based upon the revised meterage rates set forth below for each meter drilled by CONTRACTOR.

If the total meters drilled is between 20,000 meters and 29,999 meters the following revised rates per meter will be applicable for the total meters drilled:

RC		CORE: HQ, NQ
0-150 MTS.	$56.10	0-250 MTS.	$89.10
150-300 MTS	$59.40	250-500 MTS	$94.60
		500-750 MTS	$100.10

or;

If the total meters drilled is between 10,000 meters and 19,999 meters the following revised rates per meter will be applicable for the total meters drilled::

RC		CORE: HQ, NQ
0-150 MTS.	$58.65	0-250 MTS.	$93.15
150-300 MTS	$62.10	250-500 MTS	$98.90
		500-750 MTS	$104.65

or;

If the total meters drilled is between 0 meters and 9,999 meters the following revised rates per meter will be applicable for the total meters drilled:

RC		CORE: HQ, NQ
0-150 MTS.	$61.20	0-250 MTS.	$97.20
150-300 MTS	$64.80	250-500 MTS	$103.20
		500-750 MTS	$109.20

DRAFT — Feb. 16, 2011

ASSIGNMENT AGREEMENT

This agreement is made and entered into as of the 10th day of January of 2011 among KIMBER RESOURCES DE MEXICO, S.A. DE C.V. (hereinafter called ASSIGNOR), MINERA MONTERDE S.de R. L. de C. V. (hereinafter called ASSIGNEE) and MAJOR DRILLING DE MEXICO, S.A. DE C.V. (hereinafter called CONTRACTOR),

WHEREAS:

A.	The ASSIGNOR and the ASSIGNEE are wholly owned Mexican subsidiaries of KIMBER RESOURCES INC., a Canadian exploration and development company;

B.

By agreement dated the 9th day of January 2011 between the CONTRACTOR and the ASSIGNOR, a copy of which is attached hereto as Schedule “A” (hereinafter call the CONTRACT) the Assignor agreed to hire and the CONTRACTOR agreed to perform drilling services for the ASSIGNOR on the Monterde property owned by the ASSIGNEE;

C.	The ASSIGNOR and the ASSIGNEE wish to have all right, title and interest in and to and the obligations under the CONTRACT assigned to the ASSIGNEE;

THEREFORE in consideration of the mutual promises, and agreements herein contained and other valuable consideration, the parties hereto agree as follows:

1.	The ASSIGNOR hereby transfers and assigns all right, title and interest and delegates all of its obligations, responsibilities and duties in and to the CONTRACT to the ASSIGNEE.

2.

The ASSIGNEE hereby accepts all of the obligations, responsibilities and duties in and to the CONTRACT and agrees to be bound by all of the terms and conditions of the CONTRACT as if it were an original contracting party and the COMPANY referred to in the CONTRACT.

3.

3. The CONTRACTOR hereby accepts the assignment of the CONTRACT to the ASSIGNEE and agrees that it shall look to the ASSIGNEE for performance of all of the obligations, responsibilities and duties of the ASSIGNOR in and to the CONTRACT.

In witness whereof the parties hereto have caused this agreement to be executed as of the day and year first above written:

/s/ Gordon Cumming		/s/ Gordon Cumming
BY: GORDON CUMMING		BY: GORDON CUMMING
TITLE: PRESIDENT		TITLE: PRESIDENT
COMPANY:	KIMBER RESOURCES DE MEXICO, S.A. DE C.V.	COMPANY:	MINERA MONTERDE S. de R. de C.V.

/s/ Edward Wiebe
EDWARD WIEBE
TITLE: BRANCH MANAGER
COMPANY:	MAJOR DRILLING DE MEXICO, S.A. DE C.V.